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PROSPECTUS dated November 10, 1999 and PROSPECTUS       PRICING SUPPLEMENT No. 2
SUPPLEMENT dated February 2, 2000                       Dated April 19, 2001
CUSIP:  27806KAB0                                       Commission File No.:  333-74355
                                                        Filed pursuant to Rule 424(b)(2)

                                  $150,000,000

                                EATON CORPORATION

                                Medium-Term Notes

Principal amount:                                       $150,000,000
Price to public:                                        100.00%
Agents' commission:                                     0.25%
Net proceeds to Eaton Corp.
    before expenses:                                    $149,625,000
Selling agents:                                         Goldman, Sachs & Co.
                                                        Chase Securities Inc.
                                                        Salomon Smith Barney Inc.
Trade date:                                             April 19, 2001
Settlement date:                                        April 24, 2001
Coupon:                                                 3 month LIBOR (Telerate) plus 0.73%
Initial 3-month LIBOR setting:                          4.4175%
Spread (plus):                                          0.73%
Initial interest rate:                                  5.1475%
Interest Payment Dates:                                 July 24, October 24, January 24 and April 24, commencing July 24, 2001
Interest Reset Dates:                                   July 24, October 24, January 24 and April 24, commencing July 24, 2001
Interest Determination Dates:                           Two London Business Days prior to each Interest
                                                        Reset Date
Calculation Agent:                                      The Chase Manhattan Bank
Stated Maturity Date:                                   April 24, 2003
Regular Record Dates:                                   Fifteenth day prior to each Interest Payment Date (whether or not a
                                                        Business Day)
Specified currency:                                     US Dollars
Redeemable by Eaton:                                    No
Repayable at the option of holder:                      No
Form:                                                   /X/Global note(s)
                                                        /   / Certified

Discount rate:                                          None
Default rate:                                           None
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Other provisions:

       Medium-Term Notes may be issued by Eaton in an aggregate principal amount of up to $800,000,000 or its equivalent in one or more foreign currencies or composite currencies. To date, including this offering, an aggregate of $250,000,000 of Medium-Term Notes has been issued.